SEC 1745 (02-02)	Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

UNITED STATES	OMB APPROVAL
SECURITIES AND EXCHANGE COMMISSION	OMB Number: 3235-0145
Washington, D.C. 20549	Expires: December 31, 2005
SCHEDULE 13G/A	Estimated average burden hours per response. . 11

Under the Securities Exchange Act of 1934
(Amendment No.  1)*

Superconductor Technologies Inc.

(Name of Issuer)

Common Stock  ($0.001 par value)

(Title of Class of Securities)

867931107

(CUSIP Number)

May 23, 2003

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]	Rule 13d-1(b)
[ X ]	Rule 13d-1(c)
[ ]	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Explanatory Note

This Amendment No. 1 to the Schedule 13D, filed by each of Alloy Venture 2002, LLC; Alloy Ventures 2002, LP; Douglas E. Kelly; Craig Taylor; John F. Shoch; Tony Di Bona; and J. Leighton Read with the Securities and Exchange Commission on May 30, 2003 (the “Schedule 13D”), is filed solely to include Exhibit B, the Powers of Attorney for each of Douglas E. Kelly, Craig Taylor, John F. Shoch and J. Leighton Read.  There are no additional changes to the Schedule 13D.

CUSIP No.  867931107

SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: June 2, 2003.

ALLOY VENTURES 2002, LLC

By:	/s/ Tony Di Bona
Tony Di Bona, Managing Member

ALLOY VENTURES 2002, L.P.

By:	/s/ Tony Di Bona
Tony Di Bona, Managing Member of Alloy Ventures 2002, LLC, the general partner of Alloy Ventures 2002, L.P.

CRAIG TAYLOR

By:	/s/ Tony Di Bona
Tony Di Bona, Attorney-In-Fact

DOUGLAS E. KELLY

By:	/s/ Tony Di Bona
Tony Di Bona, Attorney-In-Fact

JOHN F. SHOCH

By:	/s/ Tony Di Bona
Tony Di Bona, Attorney-In-Fact

By:	/s/ Tony Di Bona
TONY DI BONA

J. LEIGHTON READ

By:	/s/ Tony Di Bona
Tony Di Bona, Attorney-In-Fact

Attention:   Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001)

EXHIBIT B

POWER OF ATTORNEY

Know all by these presents, that the undersigned hereby constitutes and appoints each of J. Leighton Read, M.D., John F. Shoch, Tony Di Bona and Craig C. Taylor, signing individually, the undersigned’s true and lawful attorneys-in fact and agents to:

(1) execute for and on behalf of the undersigned, an officer, director or holder of a registered class of securities of any company (in reference to any such company, the “Company”), any form or document to be filed with the United States Securities and Exchange Commission in accordance with any rule, regulation or statute that governs such filing;

(2) do and perform any and all acts for and on behalf of the undersigned that may be necessary or desirable to complete and execute such form or document, complete and execute any amendment or amendments thereto, and timely file such forms or documents or amendments thereto with the United States Securities and Exchange Commission and any stock exchange or similar authority; and

(3) take any other action of any nature whatsoever in connection with the foregoing which, in the opinion of such attorney-in-fact, may be of benefit, in the best interest of, or legally required by, the undersigned, it being understood that the documents executed by such attorney-in-fact on behalf of the undersigned pursuant to this Power of Attorney shall be in such form and shall contain such terms and conditions as such attorney-in-fact may approve in such attorney-in-fact’s discretion.

The undersigned hereby grants to each such attorney-in-fact full power and authority to do and perform any and every act and thing whatsoever requisite, necessary, or proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as the undersigned might or could do if personally present, with full power of substitution or revocation, hereby ratifying and confirming all that such attorney-in-fact, or such attorney-in-fact’s substitute or substitutes, shall lawfully do or cause to be done by virtue of this power of attorney and the rights and powers herein granted.  The undersigned acknowledges that the foregoing attorneys-in-fact, in serving in such capacity at the request of the undersigned, are not assuming, nor is the Company assuming, any of the undersigned’s responsibilities to comply with any rule, regulation or statute which applies to such forms or documents.

This Power of Attorney shall remain in full force and effect until the earliest to occur of (a) the undersigned is no longer required to file any form or document with respect to the undersigned’s holdings of and transactions in securities issued by the Company, (b) revocation by the undersigned in a signed writing delivered to the foregoing attorneys-in-fact or (c) as to any attorney-in-fact individually, until such attorney-in-fact shall no longer be employed by Alloy Ventures, Inc.

IN WITNESS WHEREOF, the undersigned has cause this Power of Attorney to be executed as of this 10th day of September, 2002.

/s/ Douglas E. Kelly
DOUGLAS E. KELLY, M.D.

POWER OF ATTORNEY

Know all by these presents, that the undersigned hereby constitutes and appoints each of J. Leighton Read, M.D., John. F. Shoch and Tony Di Bona, signing individually, the undersigned’s true and lawful attorneys-in fact and agents to:

(1) execute for and on behalf of the undersigned, an officer, director or holder of a registered class of securities of any company (in reference to any such company, the “Company”), any form or document to be filed with the United States Securities and Exchange Commission in accordance with any rule, regulation or statute that governs such filing;

(2) do and perform any and all acts for and on behalf of the undersigned that may be necessary or desirable to complete and execute such form or document, complete and execute any amendment or amendments thereto, and timely file such forms or documents or amendments thereto with the United States Securities and Exchange Commission and any stock exchange or similar authority; and

(3) take any other action of any nature whatsoever in connection with the foregoing which, in the opinion of such attorney-in-fact, may be of benefit, in the best interest of, or legally required by, the undersigned, it being understood that the documents executed by such attorney-in-fact on behalf of the undersigned pursuant to this Power of Attorney shall be in such form and shall contain such terms and conditions as such attorney-in-fact may approve in such attorney-in-fact’s discretion.

The undersigned hereby grants to each such attorney-in-fact full power and authority to do and perform any and every act and thing whatsoever requisite, necessary, or proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as the undersigned might or could do if personally present, with full power of substitution or revocation, hereby ratifying and confirming all that such attorney-in-fact, or such attorney-in-fact’s substitute or substitutes, shall lawfully do or cause to be done by virtue of this power of attorney and the rights and powers herein granted.  The undersigned acknowledges that the foregoing attorneys-in-fact, in serving in such capacity at the request of the undersigned, are not assuming, nor is the Company assuming, any of the undersigned’s responsibilities to comply with any rule, regulation or statute which applies to such forms or documents.

This Power of Attorney shall remain in full force and effect until the earliest to occur of (a) the undersigned is no longer required to file any form or document with respect to the undersigned’s holdings of and transactions in securities issued by the Company, (b) revocation by the undersigned in a signed writing delivered to the foregoing attorneys-in-fact or (c) as to any attorney-in-fact individually, until such attorney-in-fact shall no longer be employed by Alloy Ventures, Inc.

IN WITNESS WHEREOF, the undersigned has cause this Power of Attorney to be executed as of this 10th day of September, 2002.

/s/ Craig C. Taylor
CRAIG C. TAYLOR

POWER OF ATTORNEY

Know all by these presents, that the undersigned hereby constitutes and appoints each of J. Leighton Read, M.D., Craig C. Taylor and Tony Di Bona, signing individually, the undersigned’s true and lawful attorneys-in fact and agents to:

(1) execute for and on behalf of the undersigned, an officer, director or holder of a registered class of securities of any company (in reference to any such company, the “Company”), any form or document to be filed with the United States Securities and Exchange Commission in accordance with any rule, regulation or statute that governs such filing;

(2) do and perform any and all acts for and on behalf of the undersigned that may be necessary or desirable to complete and execute such form or document, complete and execute any amendment or amendments thereto, and timely file such forms or documents or amendments thereto with the United States Securities and Exchange Commission and any stock exchange or similar authority; and

(3) take any other action of any nature whatsoever in connection with the foregoing which, in the opinion of such attorney-in-fact, may be of benefit, in the best interest of, or legally required by, the undersigned, it being understood that the documents executed by such attorney-in-fact on behalf of the undersigned pursuant to this Power of Attorney shall be in such form and shall contain such terms and conditions as such attorney-in-fact may approve in such attorney-in-fact’s discretion.

The undersigned hereby grants to each such attorney-in-fact full power and authority to do and perform any and every act and thing whatsoever requisite, necessary, or proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as the undersigned might or could do if personally present, with full power of substitution or revocation, hereby ratifying and confirming all that such attorney-in-fact, or such attorney-in-fact’s substitute or substitutes, shall lawfully do or cause to be done by virtue of this power of attorney and the rights and powers herein granted.  The undersigned acknowledges that the foregoing attorneys-in-fact, in serving in such capacity at the request of the undersigned, are not assuming, nor is the Company assuming, any of the undersigned’s responsibilities to comply with any rule, regulation or statute which applies to such forms or documents.

This Power of Attorney shall remain in full force and effect until the earliest to occur of (a) the undersigned is no longer required to file any form or document with respect to the undersigned’s holdings of and transactions in securities issued by the Company, (b) revocation by the undersigned in a signed writing delivered to the foregoing attorneys-in-fact or (c) as to any attorney-in-fact individually, until such attorney-in-fact shall no longer be employed by Alloy Ventures, Inc.

IN WITNESS WHEREOF, the undersigned has cause this Power of Attorney to be executed as of this 11th day of September, 2002.

/s/ John F. Shoch
JOHN F. SHOCH

POWER OF ATTORNEY

Know all by these presents, that the undersigned hereby constitutes and appoints each of John F. Shoch, Craig C. Taylor and Tony Di Bona, signing individually, the undersigned’s true and lawful attorneys-in fact and agents to:

(1) execute for and on behalf of the undersigned, an officer, director or holder of a registered class of securities of any company (in reference to any such company, the “Company”), any form or document to be filed with the United States Securities and Exchange Commission in accordance with any rule, regulation or statute that governs such filing;

(2) do and perform any and all acts for and on behalf of the undersigned that may be necessary or desirable to complete and execute such form or document, complete and execute any amendment or amendments thereto, and timely file such forms or documents or amendments thereto with the United States Securities and Exchange Commission and any stock exchange or similar authority; and

(3) take any other action of any nature whatsoever in connection with the foregoing which, in the opinion of such attorney-in-fact, may be of benefit, in the best interest of, or legally required by, the undersigned, it being understood that the documents executed by such attorney-in-fact on behalf of the undersigned pursuant to this Power of Attorney shall be in such form and shall contain such terms and conditions as such attorney-in-fact may approve in such attorney-in-fact’s discretion.

The undersigned hereby grants to each such attorney-in-fact full power and authority to do and perform any and every act and thing whatsoever requisite, necessary, or proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as the undersigned might or could do if personally present, with full power of substitution or revocation, hereby ratifying and confirming all that such attorney-in-fact, or such attorney-in-fact’s substitute or substitutes, shall lawfully do or cause to be done by virtue of this power of attorney and the rights and powers herein granted.  The undersigned acknowledges that the foregoing attorneys-in-fact, in serving in such capacity at the request of the undersigned, are not assuming, nor is the Company assuming, any of the undersigned’s responsibilities to comply with any rule, regulation or statute which applies to such forms or documents.

This Power of Attorney shall remain in full force and effect until the earliest to occur of (a) the undersigned is no longer required to file any form or document with respect to the undersigned’s holdings of and transactions in securities issued by the Company, (b) revocation by the undersigned in a signed writing delivered to the foregoing attorneys-in-fact or (c) as to any attorney-in-fact individually, until such attorney-in-fact shall no longer be employed by Alloy Ventures, Inc.

IN WITNESS WHEREOF, the undersigned has cause this Power of Attorney to be executed as of this 10th day of September, 2002.

/s/ J. Leighton Read
J. Leighton Read, M.D.